EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants

To the Trustees and Shareholders of
Phoenix Duff & Phelps Institutional Mutual Funds

In planning and performing our audit of the financial statements of the Growth Stock Portfolio and Managed Bond
Portfolio (constituting the Phoenix Duff & Phelps
Institutional Mutual Funds) for the year ended December
31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Phoenix Duff & Phelps Institutional
Mutual Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management and Trustees of Phoenix Duff & Phelps
Institutional Mutual Funds and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
February 11, 2000





EXHIBIT B:
RESULTS OF SHAREHOLDER MEETING (Unaudited)

A special meeting of Shareholders of the Growth Stock
Portfolio of Phoenix-Duff & Phelps Institutional Funds was held on August 6, 1999 to approve the following matter:

1. Approval of a subadvisory agreement with Seneca
Capital Management LLC

On the record date for this meeting there were 1,668,987 shares outstanding and 75.80% of the shares outstanding and entitled to vote were present by proxy.

NUMBER OF VOTES

1.Approval of subadvisory agreement

            For        Against       Abstain

          879,701      101,954        283,419